Exhibit 24(b)(4.17)

ING Life Insurance and Annuity Company

Endorsement

The Contract and Certificate, if applicable, to which this Endorsement is attached is modified by the provisions of this Endorsement. The Endorsement's provisions shall control when there is a conflict between this Endorsement and the Contract or Certificate. This Endorsement is effective as of the
Effective Date of the Contract or Certificate and remains in effect until this Contract or Certificate is terminated.

     Pursuant to Section 3 of the federal Defense of Marriage Act ("DOMA"), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder's spouse.

All other terms and provisions of the Contract and Certificate, if applicable, remain unchanged.

Signed:

/s/ Joy M. Benner

Secretary

EDOMA-10